EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement (Form S-4) and related Prospectus of Molina Healthcare, Inc. for the registration of $700,000,000 principal amount of Senior Notes due 2022 and to the incorporation by reference therein of our report dated February 26, 2016, except for Note 23, as to which the date is July 28, 2016, with respect to the consolidated financial statements of Molina Healthcare, Inc., and our report dated July 28, 2016, with respect to the consolidated financial statements of Providence Human Services, LLC, included in Molina Healthcare, Inc.’s Current Report on Form 8-K dated July 28, 2016, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Los Angeles, California
August 15, 2016